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                                                                     Exhibit 5.1


                 [Form of Opinion of Shook, Hardy & Bacon P.C.]

                                 April __, 1995



New Doskocil Incorporated
2601 N.W. Expressway, Suite 1000W
Oklahoma City, Oklahoma  73112

          Re:  Common Stock, $.01 Par Value

Gentlemen:

          As counsel for New Doskocil Incorporated (the "Company"), we have participated in the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") for the registration of approximately 12,433,685 shares of common stock, par value $.01 per share, of the Company (the "Common Stock").

          In this connection, we have reviewed (i) the Certificate of Incorporation and Bylaws of the Company, (ii) the Registration Statement, (iii) resolutions adopted by the Boards of Directors of the Company and Doskocil Companies Incorporated ("Doskocil") and (iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and directors and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

          Based on and subject to the foregoing, and subject to (i) the satisfaction (or waiver, if permitted) of all of the conditions to the merger of Doskocil with and into the Company (the "Merger") set forth in the Merger Agreement by and between Doskocil and the Company dated as of _____________, 1995, including, but not limited to, approval of the Merger Agreement by the holders of a majority of the outstanding shares of Doskocil's common stock entitled to vote thereon, (ii) the execution, acknowledgment and filing by the Company of a valid Certificate of Merger with the Secretary of State of the State of Delaware to effect the Merger, and (iii) the

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surrender of the certificates representing the outstanding shares of Doskocil common stock, along with properly completed letters of transmittal, in accordance with the procedure described in the Registration Statement, we are of the opinion that the Common Stock, if and when issued under the circumstances contemplated by this letter and the Registration Statement, will be legally issued, fully paid and nonassessable.

          We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. The opinion set forth in this letter is effective as of the date hereof. No expansion of our opinion may be made by implication or otherwise. We express no opinions other than as herein expressly set forth.

          We hereby consent to the reference to the undersigned under the heading "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement, and in all amendments thereto, and to the filing of this opinion by the Company as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,